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                                                                      EXHIBIT 99

[PRINCETON NATIONAL BANCORP, INC. LOGO]




                        Princeton National Bancorp, Inc.
                        --------------------------------
                       Announces Stock Repurchase Program


PRINCETON, Illinois -- December 29, 2000 -- Princeton National Bancorp, Inc. (NASDAQ: PNBC) today announced it is implementing a stock repurchase program whereby the Company will repurchase up to 6% of its outstanding shares of common stock in the open market or in private transactions over the next twelve months. Purchases will be dependent upon market conditions and the availability of shares. The Company currently has 3,487,233 outstanding shares of common stock. In the past three years, the Company has completed four repurchase programs. A total of 652,608 shares have been repurchased in these programs.

Tony J. Sorcic, President & Chief Executive Officer of the Company, stated "the repurchase program represents a prudent use of capital; the program facilitates capital management and benefits the shareholder through increased liquidity in their stock. The remaining shareholders will also benefit by owning a larger percentage of the outstanding shares and, assuming earnings are equal, the earnings per share will increase. This effective use of capital concurrently benefits both the shareholders and the Company, particularly at current market valuations".

Princeton National Bancorp Inc.'s subsidiary, Citizens First National Bank, has community banking offices in Princeton, Peru, Genoa, Oglesby, Spring Valley, Sandwich, Henry, Minooka, DePue, Hampshire, and Huntley.






         This press release may contain certain forward-looking statements, including certain plans, expectations, goals, and projections, which are subject to numerous assumptions, risks, and uncertainties. These forward-looking statements are identified by the use of words such as "believes", "anticipates", "estimates", "expects", "projects" or similar words. Actual results could differ materially from those contained or implied by such statements for a variety of factors including: changes in economic conditions; movements in interest rates; competitive pressures on product pricing and services; success and timing of business strategies; the nature, extent, and timing of governmental actions and reforms; and extended disruption of vital infrastructure.


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Inquiries should be
directed to:           Lou Ann Birkey, A.V.P. & Corporate Secretary,
                       Princeton National Bancorp, Inc.
                       (815)875-4444, E-Mail address: pnbc@citizens1st.com